UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 30, 2008

Date of Report (Date of earliest event reported)
Syntax-Brillian Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50289	05-0567906

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 N. Desert Drive
Tempe, Arizona
85281

(Address of Principal Executive Offices) (Zip Code)
(602) 389-8888

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.
Item 1.03. Bankruptcy or Receivership.
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.85
EX-99.1

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 7, 2008, we and two of our wholly owned subsidiaries, Syntax Groups Corporation and Syntax-Brillian SPE, Inc., entered into an asset purchase agreement with Olevia International Group, LLC, an affiliate of TCV Group, one of our original partners for industrial and mechanical design and a current provider of plastic injection molded parts for our Olevia-branded high-definition LCD televisions. Under the terms of the asset purchase agreement, Olevia International Group, LLC will assume $60.0 million of our secured debt in exchange for the purchased assets. The asset purchase agreement is subject to the approval of the United States Bankruptcy Court for the District of Delaware in connection with the filing of our voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code as more fully described in Item 1.03 of this Current Report on Form 8-K.
     The description of the material terms of the asset purchase agreement, attached hereto as Exhibit 10.85 and incorporated herein by reference as if set forth in full, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 1.03.	Bankruptcy or Receivership.
     On July 8, 2008, we and two of our wholly owned subsidiaries, Syntax Groups Corporation and Syntax-Brillian SPE, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. We will continue to operate our business and manage our properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.
     A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     The filing of our voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware constitutes an event of default under the credit and guaranty agreement with certain lenders and Silver Point Finance, LLC, as administrative agent, collateral agent, and lead arranger dated October 26, 2007, as amended.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On July 1, 2008, we received a Nasdaq Staff Determination Letter stating that we are not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market because for the last 30 consecutive business days, the bid price of our common stock has closed below the minimum $1.00 per share requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). In accordance with Nasdaq Marketplace Rule 4450(e)(2), we have been provided 180 calendar days, or until December 29, 2008, to regain compliance. However, due to our filing of a petition in the United States Bankruptcy Court described more fully in Item 1.03 of this Current Report on Form 8-K, we do not intend to attempt to regain compliance with this Marketplace Rule and expect that our common stock will be delisted from the Nasdaq Global Market within the next 10 days.
     A copy of the press release disclosing our receipt of the Nasdaq Staff Determination Letter is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board of Directors
     Effective June 30, 2008, Vincent F. Sollitto, Jr., James Ching Hua Li, Bruce Berkoff, David Chavoustie, Yasushi Chikagami, and Max Fang resigned as directors of our Company.

Following these resignations, Michael Garnreiter constitutes the sole member of our Board of Directors.
James Ching Hua Li
     On July 2, 2008, our Board of Directors terminated James Ching Hua Li as our President and Chief Executive Officer.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number

10.85
Asset Purchase Agreement, dated July 7, 2008, by and among Syntax-Brillian Corporation, Syntax-Brillian SPE, Inc., Syntax Groups Corporation, Olevia International Group, LLC, and Mr. Jung-Jyh Wu a/k/a Mr. John Wu

99.1
Press release from Syntax-Brillian Corporation, dated July 8, 2008, entitled “Syntax-Brillian Announces Asset Purchase Agreement, Files Voluntary Petition for Chapter 11 Reorganization to Facilitate Sale”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTAX-BRILLIAN CORPORATION
Date: July 8, 2008	By:	/s/ Greg Rayburn
Greg Rayburn
Interim Chief Executive Officer

EXHIBIT INDEX
10.85	Asset Purchase Agreement, dated July 7, 2008, by and among Syntax-Brillian Corporation, Syntax-Brillian SPE, Inc., Syntax Groups Corporation, Olevia International Group, LLC, and Mr. Jung-Jyh Wu a/k/a Mr. John Wu.
99.1	Press release from Syntax-Brillian Corporation, dated July 8, 2008, entitled “Syntax-Brillian Announces Asset Purchase Agreement, Files Voluntary Petition for Chapter 11 Reorganization to Facilitate Sale”